Exhibit 10.8

Execution Version

STOCKHOLDERS AGREEMENT OF
ISOS ACQUISITION CORPORATION

THIS STOCKHOLDERS AGREEMENT, dated as of July 1, 2021 (as it may be amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among (i) ISOS Acquisition Corporation, a Cayman Islands exempted company (which shall transfer by way of continuation to and domesticate as a Delaware corporation prior to the Closing), the “Company”), (ii) A-B Parent LLC, a Delaware limited liability company (the “Atairos Stockholder”), (iii) Cobalt Recreation LLC, a Delaware limited liability company (the “Shannon Stockholder,” and together with Atairos Stockholder, the “Stockholders”), (iv) Thomas F. Shannon (“Shannon”) and (v) Atairos Group, Inc., a Cayman Islands exempted company (“AGI”). The terms “Atairos Stockholder” and “Shannon Stockholder” shall each also mean, if any such Person shall have transferred any of its Company Securities to any of its Permitted Transferees or any Permitted Transferee of such Person otherwise acquires any Company Securities from such Person, such Person and its Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of such Person may be taken at the election of such Person and its Permitted Transferees.

RECITALS

WHEREAS, the Company and Bowlero Corp., a Delaware corporation (“Bowlero”), have entered into a Business Combination Agreement, dated as of the date hereof (as amended from time to time on or prior to the date hereof, the “Business Combination Agreement”), pursuant to which Bowlero will merge with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Company”);

WHEREAS, following the closing of the Merger (the “Closing”), the Stockholders will own shares of Class A Common Stock, shares of Class B Common Stock and/or shares of Preferred Stock; and

WHEREAS, the Stockholders and the Company desire to enter into this Agreement pursuant to the Business Combination Agreement in order to establish various arrangements with respect to the governance of the Company effective as of the Closing.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholders agree as follows:

Section 1. Definitions; Other Definitional and Interpretative Provisions.

(a) Definitions. As used herein, the following terms have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided that (i) no Atairos Portfolio Company shall be considered an Affiliate of AGI or the Atairos Stockholder, (ii) none of the Stockholders shall be considered an Affiliate of the Company or any of the Subsidiaries and none of the Company or any of the Subsidiaries shall be considered an Affiliate of any Stockholder and (iii) no securityholder of the Company shall be considered an Affiliate of any other securityholder solely by reason of any investment in the Company. For purposes of this definition, “control” (and the terms “controlling”, “controlled by” and “under common control”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AGI” has the meaning set forth in the Preamble.

“Agreement” has the meaning set forth in the Preamble.

“Atairos Affiliated Director” means each Atairos Director that is an employee or partner of AGI, Atairos Partners, L.P. or Atairos Management, L.P.

“Atairos Director” has the meaning set forth in Section 2(a).

“Atairos Portfolio Company” means any portfolio operating company (as such term is customarily used in the private equity industry) in which AGI or any of its Affiliates has made a debt or equity investment; provided that, for the avoidance of doubt, the Company shall not be deemed to be an Atairos Portfolio Company.

“Atairos Related Parties” means the Atairos Stockholder, together with any of its Permitted Transferees.

“Atairos Stockholder” has the meaning set forth in the Preamble.

“Beneficial Ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the board of directors of the Company.

“Bowlero” has the meaning set forth in the Recitals.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Bylaws” means the amended and restated bylaws of the Company, dated as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.

“Charter” means the amended and restated certificate of incorporation of the Company, effective as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company and any stock into which such Class A Common Stock may be converted or changed.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company and any stock into which such Class B Common Stock may be converted or changed.

“Closing” has the meaning set forth in the Recitals.

“Committee” means any committee of the Board.

“Common Interest Percentage” means, with respect to a Stockholder at any time, a fraction, the numerator of which is the aggregate number of shares of Class A Common Stock (including shares of Class A Common Stock underlying the Preferred Stock as of such time) and Class B Common Stock Beneficially Owned (without duplication) by such Stockholder and its Permitted Transferees at such time, and the denominator of which is the aggregate number of (i) all outstanding shares of Class A Common Stock and Class B Common Stock at such time and (ii) all shares of Class A Common Stock underlying the Preferred Stock as of such time.

“Common Stock” means the Class A Common Stock and Class B Common Stock.

“Company” has the meaning set forth in the Preamble.

“Company Securities” means Common Stock, any warrants, rights, options or other securities exchangeable or exercisable for, or convertible into, Common Stock, the Preferred Stock or any other equity securities of the Company (including other series of preferred stock), or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Company.

“Credit Agreement” means that certain Existing First Lien Credit Agreement, or any alternative agreement entered into in place thereof from time to time (and any amendments or modification thereto).

“Decrease in Designation Rights” has the meaning set forth in Section 3(a).

“Director” means a member of the Board.

“Family Member” means any spouse, registered domestic partner, descendant (including any adopted descendant), parent, parent of the spouse or domestic partner of a natural person or any lineal descendants of any of the foregoing (including any adopted descendant).

“Merger” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including (i) voting or providing a written consent or proxy with respect to the equity securities owned by the Person obligated to undertake the necessary action, (ii) voting in favor of the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“NYSE” shall mean the New York Stock Exchange.

“Permitted Transferees” means:

(a) with respect to the Atairos Stockholder, (i) AGI and any fund, partnership, investment vehicle or other entity managed, advised or controlled by AGI or any of its Affiliates (but excluding any Atairos Portfolio Company) or (ii) Comcast Corporation or any of its Subsidiaries; and

(b) with respect to the Shannon Stockholder, (i) a Permitted Transferee as defined in the Charter, (ii) a Family Member of Shannon or an Affiliate of Shannon or any Family Member of Shannon, (iii) an estate planning vehicle or trust, the beneficiaries of which include Family Members of Shannon or an Affiliate of such Family Members, (iv) any Person who receives Company Securities (or any rights in respect thereof) by will, other testamentary document or by virtue of laws of descent and distribution upon death of Shannon or (v) any Person who receives Company Securities (or any rights in respect thereof) upon a decree of divorce or pursuant to other qualified domestic relations order involving Shannon.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization, including a government or any subdivision or agency thereof.

“Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Related Party Transaction” means any transaction, agreement or arrangement between the Company or any of the Subsidiaries, on the one hand, and the Shannon Stockholder, any Affiliate of the Shannon Stockholder or any of its or their respective directors, officers, employees or Family Members, on the other hand, other than (i) any employment or similar agreement entered into between the Company or any of the Subsidiaries in the ordinary course of business and approved by the Company’s Compensation Committee, (ii) any indemnification or similar agreement entered between the Company or any of its Subsidiaries and Shannon approved by the Company’s Compensation Committee, (iii) reimbursements of reasonable and customary out-of-pocket expenses incurred in the performance of Shannon’s duties as an officer or director of the Company or any of its Subsidiaries, and (iv) stock options, restricted stock awards, performance share awards, stock appreciation rights or other equity incentive awards issued to Shannon pursuant to the Company’s equity incentive plans to the extent such grants or awards were approved by the Company’s Compensation Committee.

“Removal Notice” has the meaning set forth in Section 3(b).

“Removal Right” has the meaning set forth in Section 3(b).

“Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Shannon” has the meaning set forth in the Preamble.

“Shannon Director” has the meaning set forth in Section 2(b).

“Shannon Related Parties” means the Shannon Stockholder, together with any of its Permitted Transferees.

“Shannon Stockholder” has the meaning set forth in the Preamble.

“Specified Persons” has the meaning set forth in Section 20.

“Stockholder” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof (including (a) any limited partnership of which such Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (b) any limited liability company of which such Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Surviving Company” has the meaning set forth in the Recitals.

(b) Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Exhibits are to Sections and Exhibits of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any law include all rules and regulations promulgated thereunder and references to statutes shall include all amendments of the same and any successor or replacement statutes and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 2. Election of the Board of Directors.

(a) Subject to this Section 2(a), the Atairos Stockholder shall be entitled to designate up to three Directors from time to time (any Director designated by the Atairos Stockholder, an “Atairos Director”). The right of the Atairos Stockholder to designate the Atairos Directors as set forth in this Section 2(a) shall be subject to the following: (i) if at any time the Atairos Related Parties have a Common Interest Percentage of 15% or more, the Atairos Stockholder shall be entitled to designate three Atairos Directors, and (ii) if at any time the Atairos Related Parties have a Common Interest Percentage of less than 15% but at least 5%, the Atairos Stockholder shall only be entitled to designate one Atairos Director. The Atairos Stockholder shall not be entitled to designate any Atairos Directors in accordance with this Section 2(a) if at any time the Atairos Related Parties have a Common Interest Percentage of less than 5%.

(b) Subject to this Section 2(b), the Shannon Stockholder shall be entitled to designate up to three Directors from time to time (any Director designated by the Shannon Stockholder, a “Shannon Director”). The right of the Shannon Stockholder to designate the Shannon Directors as set forth in this Section 2(b) shall be subject to the following: (i) if at any time the Shannon Related Parties have a Common Interest Percentage of 15% or more, the Shannon Stockholder shall be entitled to designate three Shannon Directors, and (ii) if at any time the Shannon Related Parties have a Common Interest Percentage of less than 15% but at least 5%, the Shannon Stockholder shall only be entitled to designate one Shannon Director. The Shannon Stockholder shall not be entitled to designate any Shannon Directors in accordance with this Section 2(b) if at any time the Shannon Related Parties have a Common Interest Percentage of less than 5%.

(c) Subject to Section 2(a) and Section 2(b), each Stockholder hereby agrees to vote, or cause to be voted, all outstanding shares of Class A Common Stock, Class B Stock and/or Preferred Stock, respectively, held by the Atairos Related Parties and the Shannon Related Parties at any annual or special meeting of stockholders of the Company at which Directors are to be elected or removed, or to take all Necessary Action to cause the election or removal of each of the Atairos Directors and the Shannon Directors as a Director, as provided herein and to implement and enforce the provisions set forth in Section 3.

(d) For the avoidance of doubt, each Atairos Director and Shannon Director (other than any such Director that is an officer or employee of the Company or any of its Subsidiaries) shall be entitled to the same retainer, equity compensation and other fees or compensation, including travel and expense reimbursement, paid to the non-executive Directors for his or her service as a Director, including any service on any committee of the Board (provided that, if requested by the Atairos Stockholder, any such compensation referred to in this sentence payable to an Atairos Affiliated Director may be paid to Atairos Management, L.P. or one of its Affiliates in lieu of the Atairos Affiliated Director, or the Atairos Stockholder may request that such compensation not be paid).

Section 3. Vacancies and Replacements.

(a) If the number of Directors that the Atairos Stockholder or the Shannon Stockholder has the right to designate to the Board is decreased pursuant to Section 2(a) or Section 2(b) (each such occurrence, a “Decrease in Designation Rights”), then:

(i) unless a majority of Directors (with the affected party’s Director designees abstaining) agree in writing that a Director or Directors shall not resign as a result of a Decrease in Designation Rights, each of the Atairos Stockholder or the Shannon Stockholder, as applicable, shall use its reasonable best efforts to cause (x) the appropriate number of Atairos Directors that the Atairos Stockholder ceases to have the right to designate to serve as an Atairos Director or (y) the appropriate number of Shannon Directors that the Shannon Stockholder ceases to have the right to designate to serve as a Shannon Director, respectively, to offer to tender his, her or their resignation(s), and each of such Atairos Directors or Shannon Directors so tendering a resignation, as applicable, shall resign within 30 days from the date that the Atairos Stockholder and/or the Shannon Stockholder, as applicable, incurs a Decrease in Designation Rights. In the event any such Atairos Director or Shannon Director, as applicable, does not resign as a Director by such time as is required by the foregoing, the Atairos Related Parties and the Shannon Related Parties, as holders of Common Stock and the Company, to the fullest extent permitted by law, shall thereafter take all Necessary Action, including voting or delivering a written consent in accordance with Section 2(c), to cause the removal of such individual as a Director; and

(ii) the vacancy or vacancies created by such resignation(s) and/or removal(s) shall be filled with one or more Directors, as applicable, designated by the Board upon the recommendation of the Company’s Nominating and Corporate Governance Committee.

(b) Each of the Atairos Stockholder and the Shannon Stockholder shall have the right to request that one or more of its designated Directors tender their resignations as Directors (each, a “Removal Right”), in each case, with or without cause at any time, by sending a written notice to such Director and the Company’s Secretary stating the name of the Director or Directors whose resignation from the Board is requested (the “Removal Notice”). If the Director subject to such Removal Notice does not resign within thirty (30) days from receipt thereof by such Director, the Atairos Related Parties and the Shannon Related Parties, as holders of Common Stock and the Company shall thereafter take all Necessary Action, including voting or delivering a written consent in accordance with Section 2(c) to cause the removal of such Director from the Board (and such Director shall only be removed by the parties to this Agreement in such manner as provided in this Agreement).

(c) Except with respect to a Decrease in Designation Rights subject to Section 3(a), if, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board with respect to a position previously held by any Atairos Director or Shannon Director, the Atairos Stockholder or Shannon Stockholder, as applicable, may designate another individual to fill such vacancy and serve as an Atairos Director or Shannon Director. The Atairos Related Parties, the Shannon Related Parties and the Company shall work together in good faith to fill such vacancy as promptly as reasonably practical with a replacement Director and thereafter such individual shall as promptly as reasonably practical be appointed to the Board to fill such vacancy.

(d) In the event that the Atairos Stockholder or the Shannon Stockholder has designated fewer than the total number of designees that the Atairos Stockholder or the Shannon Stockholder, as applicable, shall be entitled to designate to the Board pursuant to Section 2(a) or Section 2(b) hereof, then the Atairos Stockholder or the Shannon Stockholder, as applicable, shall have the right, at any time and from time to time, to designate such additional designee(s) to which it is entitled, in which case, the Company shall, as promptly as is reasonably practicable, take all Necessary Action (to the extent not prohibited by applicable law) to cause the Board to (x) increase the size of the Board as required to enable such Stockholder to so designate such additional designee(s), and (y) appoint such additional designees designated by such Stockholder to fill such newly created vacancy or vacancies, as applicable.

Section 4. Board Composition and Corporate Governance.

(a) Initial Directors. As of the Closing, the size of the Board shall be nine. The initial Atairos Directors and Shannon Directors shall be designated pursuant to Section 4(b) prior to the Closing. The initial Chairperson of the Board (as defined in the Bylaws) shall be mutually agreed by the Atairos Stockholder and the Shannon Stockholder prior to the Closing, and such Person shall serve for the initial term, in accordance with this Agreement and the Bylaws, after which the Chairperson of the Board shall be determined in accordance with this Agreement and the Bylaws.

(b) Director Qualifications.

(i) All Directors shall be required to qualify as an independent Director under applicable NYSE rules, except (A) Shannon, (B) Brett Parker, for so long as Brett Parker is a senior executive of the Company, and (C) as otherwise agreed by the Atairos Stockholder and Shannon Stockholder in writing.

(ii) For so long as the Atairos Stockholder has the right to designate three Atairos Directors pursuant to Section 2(a):

(A) no more than two Atairos Directors may be Atairos Affiliated Directors, and at least one Atairos Director that is not an Atairos Affiliated Director must be reasonably acceptable to the Shannon Stockholder as of the time such Atairos Director first joins the Board; and

(B) at least one Atairos Director must be independent as defined by Rule 10A-3(b)(1) of the Exchange Act (listing standards relating to audit committees).

(iii) For so long as the Shannon Stockholder has the right to designate three Shannon Directors pursuant to Section 2(b):

(A) at least one Shannon Director that qualifies as an independent Director under applicable NYSE rules must be reasonably acceptable to the Atairos Stockholder as of the time such Shannon Director first joins the Board; and

(B) at least one Shannon Director must be independent as defined by Rule 10A-3(b)(1) of the Exchange Act (listing standards relating to audit committees).

(iv) Any Board nominee (other than any Board nominee selected pursuant to the Business Combination Agreement) who is not an Atairos Director or a Shannon Director shall be selected by the Company’s Nominating and Corporate Governance Committee.

(c) Policies and Guidelines. The Company’s initial Corporate Governance Guidelines and Code of Conduct applicable to non-executive members of the Board shall be in a form reasonably acceptable to each of the Atairos Stockholder and the Shannon Stockholder. No corporate governance or other guidelines, code of conduct or any other policies or guidelines of the Company (i) shall require that an Atairos Affiliated Director must comply with any share ownership requirement, (ii) shall restrict any transfer of securities by the Atairos Stockholder or any of its Affiliates (other than the transfer of securities held by an Atairos Director solely in his or her individual capacity), (iii) shall impose confidentiality obligations on any Atairos Director that would limit the ability of such Atairos Director to share information with the Atairos Stockholder and its Affiliates, or (iv) shall cause an Atairos Director or a Shannon Director to be disqualified from serving on the Board by failing to (in and of itself) comply with or satisfy any policy, procedure, process, code, rule, standard or guideline of Institutional Shareholder Services (ISS) or any other proxy advisory or similar firm. In addition, nothing in this Agreement shall disqualify an Atairos Director from serving on the Board due to such individual receiving compensation from the Atairos Stockholder, any of its Affiliates or any Atairos Portfolio Company.

(d) Indemnification; Insurance. The Company shall indemnify, exculpate, and reimburse fees and expenses of the Atairos Directors and Shannon Directors (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Atairos Directors and Shannon Directors with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Charter or Bylaws, applicable law or otherwise.

(e) Committees. For so long as the Atairos Stockholder has the right to designate one Atairos Director pursuant to Section 2(a), the Atairos Stockholder shall have, to the fullest extent permitted by applicable law, subject to the NYSE rules and in compliance with other applicable laws, rules and regulations, the right, but not the obligation, to designate one member to each of the committees of the Board, other than any committee of the Board formed solely to address a unique and specific conflict of interest between the Atairos Stockholder or any of its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand.

(f) Chair of Audit Committee. The initial Atairos Director that is not an Atairos Affiliated Director and who is reasonably acceptable to the Shannon Stockholder and satisfies the requirements of Section 4(b)(ii)(B) shall serve as the initial Chair of the Company’s Audit Committee.

Section 5. Atairos Approval Rights. In addition to any voting requirements contained in the organizational documents of the Company or any of its Subsidiaries, the Company shall not take, and shall cause its Subsidiaries not to take, any of the following actions (whether by merger, consolidation or otherwise) without the prior written approval of the Atairos Stockholder for as long as the Atairos Related Parties have a Common Interest Percentage of at least 15%:

(a) any increase in the size of the Board to a number in excess of nine Directors, except to the limited extent provided in Section 3(d);

(b) any amendment or modification of the Charter, Bylaws or the other organizational documents of the Company (whether by merger, consolidation or otherwise) in a manner that adversely affects the Atairos Related Parties (including any adverse amendments or modifications to Article VIII (Opportunities) of the Charter or any modification, amendment or waiver of the rights or privileges of the Class B Common Stock that would disproportionately benefit the holders thereof relative to the holders of the Class A Common Stock);

(c) any transaction or series of related transactions, in each case, in which the Company or any of its Subsidiaries purchases or otherwise acquires (whether by merger, purchase of stock, purchase of assets or otherwise), directly or indirectly, any assets or business if the assets or business purchased or acquired has an enterprise value in excess of 15% of the total enterprise value of the Company and its Subsidiaries as of immediately prior to the entry into such proposed transaction(s), other than transactions solely between or among the Company and/or one or more of the Company’s direct or indirect wholly owned Subsidiaries;

(d) entering into any joint venture, partnership, alliance or similar transaction that requires, in any single transaction or series of related transactions, an investment or contribution of assets or assumption of liabilities by the Company or any of its Subsidiaries in excess of 15% of the total enterprise value of the Company and its Subsidiaries as of immediately prior to the entry into such proposed transaction(s);

(e) creating, incurring, assuming or guarantying indebtedness for borrowed money in excess of (i) prior to the first fiscal quarter end occurring on or after the one-year anniversary of the Closing, 4.0 times pro forma EBITDA (as defined in the Credit Agreement) of the Company and its Subsidiaries for the 12-month period ending on the last day of the most recently completed fiscal quarter prior to the Closing, and (ii) on or after the first fiscal quarter end occurring on or after the one-year anniversary of the Closing, 5.5 times EBITDA (as defined in the Credit Agreement) of the Company and its Subsidiaries for the 12-month period ending on the last day of the most recently completed fiscal quarter;

(f) any material change to the nature of the business of the Company and its Subsidiaries;

(g) any issuance of capital stock of the Company or any of its Subsidiaries after the date hereof, in any single transaction or series of related transactions, representing more than 15% of the outstanding shares of Common Stock (treating for this purpose all shares of Common Stock issuable upon conversion, exercise or exchange of Company Securities (including the newly issued capital stock) as being outstanding as if converted, exercised or exchanged, but excluding shares of Common Stock issuable upon the conversion, exercise or exchange of outstanding stock options, restricted stock, stock appreciation rights or other stock-based awards held by employees, service providers or Directors);

(h) creating (including by reclassification or otherwise), authorizing, issuing or designating a new class or series of capital stock or equity securities of the Company or any shares thereof (or securities convertible into or exercisable or exchangeable for shares of the Company’s capital stock) having rights, preferences or privileges senior to the Common Stock; or

(i) entering into, amending, waiving, granting any consent under, extending, terminating, failing to enforce any right under or consummating any Related Party Transaction.

Section 6. Covenants of the Company. The Company agrees to take all Necessary Action (i) to cause each individual designated pursuant to Section 2(a) or Section 2(b) to be included in the Company’s slate of nominees for election to the Board at each annual or special meeting of stockholders of the Company at which Directors are to be elected and at which the seat held by the applicable designated individual is subject to election; (ii) to cause the individuals designated in accordance with Section 3(c) to fill the applicable vacancies on the Board in the case of Section 6(i) and 6(ii) subject to and in accordance with the Bylaws, Charter, Securities Laws, General Corporation Law of the State of Delaware and the NYSE rules; and (iii) to adhere to, implement and enforce the provisions set forth in Section 5. For the avoidance of doubt, the Company shall be required to use substantially the same level of efforts and provide substantially the same level of support to obtain the election for each of the Atairos Directors and Shannon Directors with respect to any applicable meeting of stockholders or action by written consent.

Section 7. Additional Corporate Governance Matters. The parties hereto acknowledge and agree that, notwithstanding that the Company may qualify as a “controlled company” in respect of the corporate governance listing standards of the NYSE, the Company shall comply with the corporate governance listing standards of the NYSE regarding the composition and independence of the Company’s board of directors and committees thereof applicable to a non- controlled domestic issuer listed on the NYSE.

Section 8. Termination.

(a) Without limiting Section 24, this Agreement shall terminate upon the earliest to occur of any one of the following events:

(i) each of (A) the Atairos Related Parties and (B) the Shannon Related Parties ceasing to have a Common Interest Percentage of at least 5%; and

(ii) the unanimous written consent of the parties hereto;

provided that the rights and obligations (i) of the Atairos Stockholder and AGI under this Agreement shall terminate upon the Atairos Related Parties ceasing to have a Common Interest Percentage of at least 5% and (ii) of the Shannon Stockholder and Shannon under this Agreement shall terminate upon the Shannon Related Parties ceasing to have a Common Interest Percentage of at least 5%. Notwithstanding the foregoing, nothing in this Agreement shall relieve any party of liability for any material breach of this Agreement to the extent arising out of or relating to events occurring prior to the date of termination of this Agreement or the date the rights and obligations of such party under this Agreement terminates in accordance with this Section 7.

(b) Until such time as this Agreement is terminated with respect to a Stockholder in accordance with its terms, such Stockholder’s rights under this Agreement shall be determined based on such Stockholder’s shareholdings at the relevant time and from time to time (i.e., if a Stockholder loses any rights as a result of such Stockholder’s shareholdings falling below any applicable threshold, such rights shall not be extinguished forever, and instead such rights may be reinstated once the Stockholder’s shareholdings again equal or exceed any applicable threshold they had previously fallen below).

Section 9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

Section 10. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court sitting in Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13 shall be deemed effective service of process on such party.

Section 11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 13. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by electronic mail, or first class mail, or by Federal Express or other similar courier or other similar means of communication, as follows:

(a)	If to the Atairos Stockholder or AGI, addressed as follows:

c/o Atairos Management, L.P.

620 Fifth Avenue

Attn:	David Caplan
Email:	d.caplan@atairos.com

with a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:	William J. Chudd
Harold Birnbaum
E-mail:	william.chudd@davispolk.com harold.birnbaum@davispolk.com

(b)	If to the Shannon Stockholder or Shannon, addressed as follows:

9001 Collins Avenue

Apartment 409

Surfside, FL 33154

Attn:	Thomas Shannon
E-mail:	tshannon@bowlerocorp.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attn:	Ronald R. Papa
E-mail:	rpapa@proskauer.com

(c)	If to the Company, prior to the Closing, addressed as follows:

c/o Isos Acquisition Corporation

55 Post Road W, Suite 200

Westport, CT 06880

Attn:	Winston Meade
E-mail:	wmeade@isoscap.com

with a copy (which copy shall not constitute notice) to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza

New York, NY 10004

Attn:	Anson B. Frelinghuysen
E-mail:	anson.frelinghuysen@hugheshubard.com

(d)	If to the Company, following the Closing, addressed as follows:

c/o Bowlero Corp.

222 West 44th Street

New York, NY 10036

Attn:	Brett I. Parker

with a copy (which copy shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Jeffrey D. Marell
Michael Vogel
Email:	jmarell@paulweiss.com mvogel@paulweiss.com

or, in each case, to such other address or email address as such party may designate in writing to each party by written notice given in the manner specified herein. All such communications shall be deemed to have been given, delivered or made when so delivered by hand, on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail, or in the case of notice by electronic mail, when the relevant email enters the recipient’s server.

Section 14. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any transfer of Company Securities or otherwise, except that any Permitted Transferee of the Atairos Stockholder or Shannon Stockholder acquiring Company Securities shall, as a condition to acquiring any Company Securities (unless already bound hereby), execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be an “Atairos Stockholder” or “Shannon Stockholder” for purposes of this Agreement; provided that if the Company consolidates or merges with or into any Person and the Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer in a transaction pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction continue to hold more than 50% of all of voting power of the outstanding shares of voting securities of the surviving or resulting entity in such transaction immediately following the consummation of such transaction, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to the Atairos Stockholder and Shannon Stockholder. For the avoidance of doubt, no Person to whom any Company Securities are transferred shall have any rights or obligations under this Agreement except any Person that would constitute a Permitted Transferee of the Atairos Stockholder or Shannon Stockholder.

Section 15. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 16. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 17. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns and the Specified Persons.

Section 18. Representations and Warranties.

(a) Each of the Atairos Stockholder, the Shannon Stockholder, AGI and Shannon and each Person who becomes a party to this Agreement after the date hereof, severally and not jointly and solely with respect to itself, represents and warrants to the Company as of the time such party becomes a party to this Agreement that (a) if applicable, it is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed by such party and is a valid and binding agreement of such party, enforceable against such party in accordance with its terms; and (c) the execution, delivery and performance by such party of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such party is a party and, if applicable, the organizational documents of such party.

(b) The Company represents and warrants to each other party hereto that (a) the Company is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both constitute) a default by the Company under the Charter or Bylaws or any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound.

Section 19. Obligations of Controlled Affiliates. Each of AGI and Shannon shall cause, in the case of Shannon, the Shannon Stockholder and its Permitted Transferees, and, in the case of AGI, the Atairos Stockholder and its Permitted Transferees, to perform and comply with their respective obligations hereunder.

Section 20. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a joinder in the form attached as Exhibit A hereto). Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 21. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter of this Agreement.

Section 22. No Strict Construction. This Agreement shall be deemed to be collectively prepared by the parties hereto, and no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Agreement or any provision hereof.

Section 23. Termination of Existing Stockholders’ Agreement. The parties hereto agree that, effective as of the Closing, the Stockholders’ Agreement dated as of June 6, 2017 among Bowlmor and the parties hereto shall terminate and be of no force and effect; provided that no termination thereof will release any party thereto from any obligation or liability that arose on or prior to the effective date of such termination.

Section 24. Effectiveness; Termination of Business Combination Agreement. This Agreement shall take effect immediately, and without any further action by any Person, upon the Closing. This Agreement shall automatically terminate upon a termination of the Business Combination Agreement prior to the Closing in accordance with its terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ISOS ACQUISITION CORPORATION

By:	/s/ George Barrios
	Name:	George Barrios
	Title:	Co-Chief Executive Officer

By:	/s/ Michelle Wilson
	Name:	Michelle Wilson
	Title:	Co-Chief Executive Officer

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

A-B PARENT LLC

By: ATAIROS GROUP, INC., its Sole Member

By:	/s/ David L. Caplan
	Name:	David L. Caplan
	Title:	Vice President

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

A-B PARENT LLC

By:
Name:
Title:

COBALT RECREATION LLC

By: The Cobalt Group, LLC, managing member

By:	/s/ Thomas F. Shannon
	Name:	Thomas F. Shannon
	Title:	Managing Member

OTHER PARTIES:

/s/ Thomas F. Shannon
Thomas F. Shannon

ATAIROS GROUP, INC.

By:
Name:
Title:

OTHER PARTIES

ATAIROS GROUP, INC.

By:	/s/ David L. Caplan
	Name:	David L. Caplan
	Title:	Vice President

[Signature Page to Stockholders Agreement]

EXHIBIT A

JOINDER TO SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders Agreement dated as of July 1, 2021 (the “Stockholders Agreement”) among (i) ISOS Acquisition Corporation, (ii) A-B Parent LLC, (iii) Cobalt Recreation LLC, (iv) Thomas F. Shannon and (v) Atairos Group, Inc., as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders Agreement as of the date hereof and shall have all of the rights and obligations of [a][an] “[Atairos][Shannon] Stockholder” thereunder as if it had executed the Stockholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ____________ ____, _________

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

A-1